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SAZTEC INTERNATIONAL, INC. FORM 10-KSB FOR JUNE 30, 1995 - EXHIBIT 10.11

United Missouri Bank
PO. Box 419949
Kansas City, Missouri  64141-6949
(816) 860-7000

August l0, 1995

Mr. Gary Abernathy, President
Saztec International, Inc.
6700 Corporate Drive
Kansas City, Missouri 64120

Dear Mr. Abernathy:

As you know, the Authority to Loan previously extended to Saztec International, Inc. and all of its subsidiaries ("Saztec") by this bank expired on July 14, 1995. In that connections you had requested that this bank's Discount Committee consider continuing to extend revolving credit to Saztec until December 31, 1995.

In consideration of your expressed desire to still consummate a credit line with another financial institution, the Discount Committee of UMB Bank, n.a. has favorable considered your request and approved an Authority to Loan (the "Authority to Loan") on the terms and conditions set forth in this letter.

1. UMB Bank, n.a. hereby extends to Saztec an Authority to Loan in the initial amount of $650,000 with a stipulation for decreases as follows:

     August 31, 1995, $600,000
     September 30, 1995, $550,000
     October 31, 1995, $500,000
     November 30, 1995, $450,000

     Any remaining outstanding balance is due on December 31, 1995.   The above
     listed amounts will be available provided that the outstanding principal amount of all advances under such Authority to Loan at no time exceeds an amount equal to 80% of Saztec's qualified accounts receivable. Qualified accounts receivable shall have the meaning as set forth in a Security Agreement previously executed by Saztec.

2. All advances under the Authority to Loan will be evidenced by a Master Revolving Note on this bank's standard form. Such Note shall be payable on demand but, if no demand, not later than December 31, 1995. Accrued interest will be payable on a monthly basis starting September 15, 1995 and be due and payable monthly thereafter.

3. All advances under the Authority to Loan are subject to Saztec being in full and complete compliance with all terms and conditions stated in this letter at the time of each such advance and the continuation of extensions of credit are subject to Saztec being in full compliance with all terms hereof at all times.

4. All advances under the Authority to Loan will be secured by all accounts receivables of Saztec, now owned or hereafter existing, notwithstanding the 80% of qualified accounts receivable basis for making advances, and by all inventory, machinery, equipment, furniture and fixtures of Saztec now owned or hereafter acquired or created.

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5.   Saztec will continue to maintain a lockbox for the receipt of all accounts receivable payments over which this bank has sole access and also a cash collateral account with this bank into which all accounts receivable payments will be deposited.

6. All advances under the Authority to Loan shall bear interest per annum at 4% over this bank's prime rate of interest, adjusted daily. For purposes hereof, this bank's prime rate of interest shall be that rate of interest which it states, from time to time, to be its prime rate of interest.

7. Each extension of credit under the Authority to Loan shall be subject and the sole discretion of this bank, to the occurrence of no adverse material change in (i) the financial condition of Saztec or (ii) the aging or collectability of its accounts receivable.

8. This bank must at all times have a first priority perfected security interest in all personal property of Saztec and all proceeds of all the foregoing and all common stock of all subsidiaries of Saztec.

9. At all times, the consolidated net worth of Saztec must be at least equal to $1,000,000, the calculation of such to be performed in accordance with generally accepted accounting principals, consistently applied.

10. At all times, the ratio of consolidated total indebtedness to consolidated net worth shall not exceed 4.0:1, the calculation of such to be performed in accordance with generally accepted accounting principals consistently applied.

11. Saztec must provide this bank with monthly financial statements and accounts receivable listings and agings and a borrowing base certificate in form and substance acceptable to this bank not later than twenty (20) days following the end of each month. Such financial statements to include, at a minimum, a balance sheet, an income statement.

12. Should the terms of this letter and any terms of any Promissory Note or Security Agreement executed or continued in conjunction herewith be in conflict, then the terms of any such Note or Security Agreement shall prevail.

13. All documentation evidencing the Authority to Loan and any collateral therefore shall be on this bank's standard forms and must be satisfactory in all respects to this bank and its attorneys.

14. All costs incurred by this bank in extending credit under the Authority to Loan must be paid by Saztec.

15. This latter supersedes any and all prior agreements, whether written or verbal, between Saztec and this bank relating to the subject matter hereof except existing Promissory Notes, Security Agreements and financing statements. By signing below, you and this bank agree that there are no unwritten agreements between us relating to the transactions proposed hereunder.

16. STATUTORY STATEMENT MADE PURSUANT TO MO. REV. STAT. SEC. 432.045. Oral agreements or commitments to loan money, extend credit or to forebear from enforcing payment of a debt, including promises to extend or renew such debt, are not enforceable. To protect Saztec International, Inc. and to protect UMB Bank, n.a. from misunderstanding or disappointment, any agreements we reach concerning such matters are contained in this letter and the documents referred to herein, which are the complete and exclusive statements of the agreement between us, except as we may later agree in writing to modify it.

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If you agree to the above terms and conditions, kindly acknowledge the same by signing in the space provided for that purpose below and return the original of this letter to the undersigned not later than August 15, 1995.

Sincerely,


UMB BANK, n.a.


By: ----------------------------------------------
        Ned C. Voth, Community Bank President


NCV:am



The undersigned hereby acknowledges and agrees to all the terms and conditions stated in the foregoing letter.


SAZTEC INTERNATIONAL, INC.
AND ALL SUBSIDIARIES


By: ----------------------------------------------
             Gary Abernathy, President


Dated:   August 15, 1995